Exhibit 99.1

                                                                October 20, 2005

                      Cass Information Systems, Inc. Posts
                    57% Increase in 3rd Quarter 2005 Earnings

      Firm Continues Record-Setting Earnings Pace

      ST. LOUIS - Cass Information Systems, Inc. (NASDAQ: CASS), the nation's leading provider of transportation, utility and telecom invoice payment and information services, reported third quarter earnings of 55 cents per fully-diluted share, a 57% increase from the 35 cents (adjusted for the September 15, 2005 50% stock dividend) reported for the third quarter of 2004.

      Net income for the quarter was also up 57% to $3,093,000, compared to the $1,973,000 reported in the third quarter of 2004. Total revenues increased 20% or $3,234,000 over the comparable period of the preceding year.

      "The third quarter 2005 outcome means that year-to-date the company has already achieved an all-time annual earnings record for shareholders. Presuming a profitable fourth quarter, we will raise the bar even higher as the remainder of 2005 unfolds," stated Lawrence A. Collett, Cass chief executive officer and chairman. "Our results are gratifying on many levels. I commend our team for its sense of purpose, clarity of vision and proficiency in executing our strategy for growth."

      Payment and processing fees increased 20% or $1,503,000 in the 2005 third quarter compared to 2004, as transportation invoices were up 12% and dollar volume rose 23% due to new business and heightened activity from existing accounts. Payment and processing fees also increased as utility invoices processed were up 9%, and include the results from the company's telecom group, which was acquired in August 2004.

      "Understandably, we are delighted with the consistent, strong growth we are witnessing in our information processing operations," Collett added.


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

      Additionally, the company's Government e-Management Solutions, Inc. (GEMS) subsidiary reported a 16% or $225,000 increase in software sale revenues as the national market GEMS serves responded favorably to its recently enhanced product line.

      Net investment income increased 21% or $1,462,000 due mainly to growth in funds generated from processing activities and to the rise in prevailing interest rates.

      Total operating expenses increased 9% or $1,265,000 largely as a result of the telecom acquisition as well as expenses tied to the growth in payments processed.

      Finally, the company's effective income tax rate rose from 27% to 34% for the period, due primarily to a decrease in the lower relative effect of tax-exempt securities held during the quarter.

Nine-Month 2005 Results

      For the nine-month period ended September 30, 2005, the company earned $1.50 per fully-diluted share, a 52% increase from the $.99 per fully-diluted share reported for the same period in 2004. Net income was $8,444,000, 53% higher than the $5,520,000 earned in the first nine months of 2004. Total revenues rose $9,071,000 or 19% for the first nine months of 2005 compared to 2004 due to increased processing volumes, fee revenues, software sales and investment income. Operating expenses were up 10% or $4,010,000 in the nine-month year-over-year period, primarily due to the telecom acquisition.


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

                      Selected Consolidated Financial Data

      The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended September 30, 2005 and 2004:

                                         Quarter         Quarter       Nine Months     Nine Months
                                          Ended           Ended           Ended           Ended
                                         9/30/05         9/30/04         9/30/05         9/30/04

Transportation Invoice Volume                6,846           6,104          19,911          17,454
Transportation Dollar Volume           $ 3,111,175     $ 2,535,799     $ 8,548,554     $ 7,173,613
Utility Transaction Volume                   1,419           1,304           4,225           3,874
Utility Dollar Volume                  $ 1,148,449     $   985,369     $ 3,166,864     $ 2,815,462
Payment and Processing Fees            $     9,157     $     7,654     $    26,486     $    22,873
Software Revenue                             1,658           1,433           5,258           3,746
Net Investment Income                        8,359           6,897          23,458          19,594
Gain on Sales of Debt Securities                --              --             547             441
Other                                          563             519           1,651           1,675
                                       -----------     -----------     -----------     -----------
     Total Revenues                    $    19,737     $    16,503     $    57,400     $    48,329
Salaries and Benefits                  $    10,734     $     9,579     $    31,688     $    28,037
Occupancy                                      562             460           1,633           1,354
Equipment                                      834             877           2,501           2,888
Other                                        2,931           2,880           8,779           8,312
                                       -----------     -----------     -----------     -----------
     Total Operating Expenses          $    15,061     $    13,796     $    44,601     $    40,591

Income before Income Taxes             $     4,676     $     2,707     $    12,799     $     7,738
Provision for Income Taxes             $     1,583     $       734     $     4,355     $     2,218
Net Income                             $     3,093     $     1,973     $     8,444     $     5,520
Average Earning Assets                 $   700,442     $   665,105     $   682,092     $   630,719
Net Interest Margin                           4.98%           4.42%           4.85%           4.44%
Allowance for Loan Losses to Loans            1.20%           1.21%           1.20%           1.21%
Non-performing Loans to Total Loans            .22%            .27%            .22%            .27%
Net Loan Charge-offs to Loans                   --              --             .08%             --
Provision for Loan Losses              $       225     $       150     $       625     $       500
Non-performing Loans                   $     1,134     $     1,289     $     1,134     $     1,289
Basic Earnings per Share               $       .56     $       .35     $      1.53     $      1.00
Diluted Earnings per Share             $       .55     $       .35     $      1.50     $       .99


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

About Cass Information Systems

Cass has been a leading provider of payables services and information support systems to companies throughout North America since 1956. The company pays over $14 billion annually in freight, utility, and telecom invoices on behalf of its customers from processing centers in St. Louis, Mo., Columbus, Ohio, Boston, Mass. and Greenville, S.C. The support of its bank subsidiary, Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company's actual results, see the company's reports filed from time to time with the Securities and Exchange Commission including the company's annual report on Form 10-K for the year ended December 31, 2004.


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